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EXHIBIT 10.1

               Environmental Solutions Worldwide Inc.
                     Unit #3, 250 Shields Court
                        Markham, ON L3R 9W7
                     Telephone: (905) 947-9923
                     Facsimile: (905) 947-9924

January 3, 2001

Applied Diesel Technology, Inc.
200 West 5th Street
Lansdale, Pennsylvania 49446

- and to -

Robert Marino
c/o Applied Diesel Technology, Inc.
200 West 5th Street
Lansdale, Pennsylvania 49446

- and to -

Duane Gulick
c/o Applied Diesel Technology, Inc.
200 West 5th Street
Lansdale, Pennsylvania 49446

Dear Sirs:

Re: Environmental Solutions Worldwide Inc. ("ESWW") Purchase of all of the Assets of Applied Diesel Technology, Inc. ("ADT")

Further to our recent discussions and based on information provided by you to us, we are pleased to submit this letter of intent in connection with the proposed purchase by us of the assets of ADT. This letter of intent is binding between us subject only to the conditions set out below.

The proposed transaction may be summarized as follows:

1.   Purchaser

     Environmental Solutions Worldwide Inc. or its nominee

2.   Vendor

     Applied Diesel Technology, Inc.







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3.   Assets to be Purchased

     The assets to be purchased are all of the assets of every nature and kind whatsoever located, used or useful in the business or undertaking of ADT (the "Assets"), and without limiting the generality of the foregoing, the Assets include those listed on Schedule "A" attached hereto. The Assets shall be transferred free and clear of any liens or encumbrances. ESWW shall not assume any liabilities of ADT, other than those expressly agreed to between the parties.

     It is acknowledged that the intellectual property used in the business of ADT listed at the end of Schedule "A" is owned by Robert Marino personally and that he has agreed to exclusively license the intellectual property to ADT before closing and all such license rights will be assigned to ESWW as part of this transaction.

4.   The Purchase Agreement

4.1 The proposed transaction will be effected pursuant to and subject to the conditions to be contained in an agreement in form and substance satisfactory to all of the parties (the "Purchase Agreement"). The Purchase Agreement will contain such representations, warranties, covenants, conditions and indemnities as are customary and appropriate to transactions of this nature, including that the Assets are being transferred free and clear of any lien or encumbrance.

4.2 Without limitation, the Purchaser will be permitted to conduct a due diligence examination of the financial, operational and legal aspects of the business, properties (including an environmental assessment), assets and liabilities of ADT and its operations (including marketing) included in the transaction and that the results of such due diligence and examinations shall be acceptable to the Purchaser in its sole discretion.

4.3 Until the closing, ADT will be operated consistently with past practices and none of the assets will be disposed of, except in the ordinary course of business.

4.4 ADT personnel will be available to supply records and help with the audits and environmental assessments. From and after this date, ADT shall permit ESWW's authorized officers, employees, attorneys, accountants and other representatives to have reasonable access to the property, records and documents of ADT, including the corporate and financial records, papers, properties and facilities of ADT with such third persons, including but not limited to the directors, officers, employees, attorneys and accountants of ADT as ESWW considers necessary or appropriate for purpose of investigation and analysis and obtaining necessary approvals of the proposal contemplated herein by such legal or regulatory authorities as deemed necessary to ESWW or its counsel.

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5.   Exclusive Dealing

     The Vendors and ADT agree that they will deal exclusively with ESWW until the closing and will not pursue discussions with other interested purchasers during such period.

6.   Purchase Price

     ESWW will purchase all of the Assets for the following consideration payable to the shareholders of ADT, Robert Marino and Duane Gulick:

6.1 ESWW has already paid to Robert Marino US $50,000, the receipt of which is acknowledged;

6.2 ESWW has already paid to Duane Gulick US $50,000, the receipt of which is acknowledged;

6.3 To Robert Marino US $150,000 upon the closing of this transaction;

6.4 To Duane Gulick US $150,000 upon the closing of this transaction;

6.5 To Robert Marino US $50,000 one year after the closing of this transaction;

6.6 To Duane Gulick US $50,000 one year after the closing of this transaction;

6.7 By the issuance to Robert Marino or his nominee of 1,000,000 restricted shares of ESWW which restriction is against public sale for a one year period; and

6.8 By the issuance to Duane Gulick or his nominee of 1,000,000 restricted shares of ESWW which restriction is against public sale for a one year period.

7.   Effective Date

     The effective date for the transfer shall be the day of closing and signing of a bill of sale which shall be completed as soon as reasonably possible.

8.   Operational Expenses

     ESWW and Robert Marino and Duane Gulick will establish a business plan and budget for the next fiscal year of the ADT branch of ESWW before closing






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9.   Publicity

     ESWW, ADT, Robert Marino and Duane Gulick shall jointly coordinate all publicity relating to this letter and no party shall issue any press release, publicity statement or other public notice relating to this proposal and the matters contemplated herein without the prior consent of the other parties. The parties recognize, however, that they will and must comply with all regulatory requirements and will accept the advice of the SEC counsel of ESWW respecting the timeliness of any disclosure as it relates to these negotiations or discussions.

10.  Expenses

     ESWW agrees to pay up to US$20,000 towards all of the legal expenses of ADT, Marino and Gulick in connection with the transactions contemplated hereby. Any other expenses relating to this transaction shall be borne by the parties incurring such expenses.

If the foregoing terms and conditions for the purchase of the Assets are acceptable, please have the duly authorized representatives of ADT and the present shareholders sign the enclosed copy of this letter in the space provided and return the letter to the undersigned.

ESWW reserves the right to withdraw this letter by written notice to the other parties at any time before its receipt of the written acceptance of this letter.

                                   Yours truly,

                                   Environmental Solutions Worldwide
                                   Inc.

                                   per: /s/ Bengt Odner
                                        Bengt Odner, Chairman


Agreed to this 11th day of January, 2001 by the undersigned duly authorized representatives of ADT and the present shareholders.

                                   Applied Diesel Technology, Inc.

                                   per: /s/ Robert Marino
                                        Duly authorized officer

                                   /s/ Robert Marino
                                   Robert Marino

                                   /s/ Duane Gulick
                                   Duane Gulick


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                            SCHEDULE "A"

All of the assets of every nature and kind whatsoever located, used or useful in the business or undertaking of ADT and, without limiting the generality of the foregoing, including the assets listed on the attached and all related equipment, spare parts and repair parts.